Exhibit 10.2

RITE AID CORPORATION

1200 Intrepid Avenue, 2nd Floor

Philadelphia, Pennsylvania 19112

January 7, 2023

Busy Burr

[***]

Dear Busy:

We very much appreciate your willingness to serve as the Interim Chief Executive Officer of Rite Aid Corporation (the “Company”). The Company's Board of Directors (the “Board”) believes that you are uniquely qualified to be the Company's Interim Chief Executive Officer (“ICEO”). This agreement (the “Agreement”) sets forth the terms and conditions of your employment as ICEO.

1.            Duties. Effective as of January 7, 2023, you will serve as the ICEO. While you are ICEO, you will perform such duties and have such authority as is customary for persons situated in similar executive capacities and as may from time to time reasonably be assigned to you by the Company's Board of Directors (the ‘Board’). As ICEO, you will remain a member of the Board and your term as a member of the Board will not be shortened or lengthened merely because you serve as ICEO. You agree to serve the Company faithfully, diligently and competently as ICEO. As ICEO, you will devote your full working time, energy and skill to the Company's business, provided, that you will be permitted to (a) continue to serve as a member of the company boards of directors (public, private, and profit or non-profit) on which you currently serve (subject to the Company’s policies and code of conduct), and (b) serve in any capacity with any professional, educational, philanthropic, public interest, charitable or community organization, in the case of each of clauses (a) and (b), so long as such activities are reasonable and customary and do not significantly interfere or conflict with your duties and obligations as ICEO. During your term as ICEO, you will also be able to take reasonable paid time off for vacation and other personal reasons, subject to any guidelines or policies approved by the Board from time to time.

2.            Compensation.

a.    The Company will pay you a monthly salary of $300,000 while you are ICEO, less applicable withholdings and payable in accordance with the Company's customary payroll practices from time to time in effect. You will receive this salary for each calendar month (or any part of any calendar month) during which you are ICEO. If you serve as ICEO more than six (6) full months, the Board will promptly review your monthly salary and consider in good faith whether to increase your monthly salary for your ICEO service in excess of six (6) months. As part of that review, you and the Company also will consider in good faith entering into an employment agreement regarding your continued service as ICEO, which agreement may include the Company’s standard employment terms and conditions for senior executives. While you are ICEO, you will not be eligible to earn or receive the compensation that otherwise is payable to non-employee members of the Board. If you remain a member of the Board following your service as ICEO, your compensation as a non-employee member of the Board will immediately be reinstated upon the termination of such service.

b.    The Company will reimburse you for all reasonable, documented out-of-pocket business and travel expenses incurred by you in connection with the performance of your duties hereunder, in accordance with the policies and procedures then in effect and established by the Company for other senior executives and members of the Board.

c.    Other than as provided above in this Section 2, you will not receive any compensation or benefits from the Company for serving as ICEO. Accordingly, you will not participate in or receive benefits under the Company’s employee benefit plans and programs (including, but not limited to, the Company’s bonus incentive plans, 401(k) plan, group medical, dental and vision insurance plans).

3.            At-Will Employment. Your employment by the Company as Interim Chief Executive Officer is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. As an employee of the Company you will be subject to, and required to abide by, the Company’s rules, standards and policies as may be adopted or amended from time to time. Once your employment as ICEO ends, you will be deemed to have resigned from all positions with the Company and its affiliates, except that you will remain a member of the Board for the remainder of your current term and for any subsequent term for which you are nominated, elected and agree to serve. You agree to cooperate with the Company in documenting such resignation(s) and will promptly complete and return to the Company all documents reasonably specified by the Company for such purpose.

4.            Confidentiality.

a.    During or after your employment by the Company and thereafter, you agree that you will not, whether alone or in association with any other person, directly or indirectly, knowingly divulge, furnish or make accessible to any third person or organization other than in the regular good faith course of the Company's business any confidential information concerning the Company or its subsidiaries or its or their business, including, without limitation, confidential methods of operation and organization, confidential sources of supply and customer or other mailing lists.

b.    The provisions of this paragraph 4 will survive the end of the term of your employment hereunder. You acknowledge that any remedy at law for a breach or threatened breach of any of the provisions of this paragraph 4 may be inadequate and that accordingly the Company will be entitled to seek an injunction or specific performance or any other mode of equitable relief.

5.            Miscellaneous.

a.    The Company will pay or reimburse you for reasonable documented legal fees incurred in connection with the negotiation of and entry into this Agreement, in an amount not to exceed $3,000.00. All such payments or reimbursements will occur in 2023.

b.    The Company will indemnify you during and for your service as ICEO to the maximum extent permitted by statute or common law, including, without limitation, under the Company's Certificate of Incorporation and Bylaws on terms no less favorable than provided to any other executive officer or member of the Board, and you will continue to be covered by the Company's Directors and Officers liability insurance policies in accordance with their terms.

c.    Any notice or other communication required or permitted to be given hereunder will be deemed to have been duly given when personally delivered or when sent by registered mail, return receipt requested, postage prepaid, as follows:

If to the Company, at:

Rite Aid Corporation
1200 Intrepid Avenue, 2nd Floor

Philadelphia, Pennsylvania 19112

If to you, at:

Your home address on file with the Company

Either party hereto may change its or their address for the purpose of this paragraph by written notice similarly given.

d.    Neither party hereto may assign its rights or delegate its duties hereunder, except that the Company may assign its rights hereunder to any person that acquires substantially all of the business and assets of the Company (whether by merger, consolidation, purchase of assets or other acquisition transaction).

e.    This agreement will be construed and enforced in accordance with the internal laws of the State of California, without regard to principles of conflicts of laws. Nothing in this agreement will create, or be deemed to create, any third-party beneficiary rights in any person, including, without limitation, any employee of the Company other than you. You agree that all actions or proceedings relating to this agreement will be litigated only in an appropriate State or Federal court located in the County of San Mateo or the County of Santa Clara, State of California. You hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding. The prevailing party in any such litigation shall be entitled to recover its/her attorneys’ fees and court costs from the losing party.

f.    If any provision of this agreement will be held to be invalid or unenforceable, such invalidity or unenforceability will attach only to such provision and will not affect or render invalid or unenforceable any other provision of this agreement, and this agreement will be construed as if such provision had been drawn so as not to be invalid or unenforceable.

g.    This Agreement sets forth our entire understanding with respect to the subject matter hereof and cannot be changed, waived or terminated except by a writing signed by you and the Company. Any waiver by either party of a breach of any provision of this agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this agreement. This agreement will be binding on the successors and assigns of the Company.

h.    It is the intent of the parties that all payments and benefits under this Agreement will comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder. This Agreement will be interpreted in a manner consistent with such intent.

If the foregoing correctly sets forth your understanding of the terms of your employment as ICEO, please so indicate by signing and returning to us a copy of this Agreement. Again, the Board very much appreciates your willingness to serve the Company and its stockholders in this way.

RITE AID CORPORATION

By:	/s/ Paul D. Gilbert
Name: Paul D. Gilbert
Title: EVP, Chief Legal Officer and Secretary

January 7, 2023

Accepted and agreed:

/s/ Busy Burr
Busy Burr

January 7, 2023